Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (the "Amendment") to Employment Agreement dated as of September 14 2006 between Quanta Capital Holdings Ltd. and James J. Ritchie (the "Agreement") is entered into as of this first day of March, 2007 between Quanta Capital Holdings Ltd. and James J. Ritchie.

In consideration of the mutual covenants set forth in the Agreement and in this Amendment, the parties to this Amendment agree as follows:

1.

The definition of "Base Salary" in Section 1.01 is replaced in its entirety with the following:

""Base Salary" has the meaning set forth in Section 4.01 or if reduced in accordance with Section 3.03, such reduced Salary."

2.

The definition of "Good Reason" in Section 1.01 is replaced in its entirety with the following:

""Good Reason" means, without the Executive's written consent: (a) any material diminution of the duties or responsibilities of the Executive, without the same being corrected within thirty (30) days after being given written notice thereof, except for a  change in Employment Category from Full-time to Part-time status of  the Executive   subject to Section 3.03; (b) the Executive not being elected or reelected, at any time, to the Board of Directors of the Company or a requirement that the Executive report to anyone other than the Board of Directors of the Company; (c) any material breach by the Company of the provisions contained in this Agreement, without the same being corrected within thirty (30) days after being given written notice thereof; or (d) any reduction in the Executive's Base Salary or bonus opportunity other than in accordance with Section 3.03."

3.

Section 3.03 is replaced in its entirety with the following:

"Change In Employment Category.  The Company and Executive agree that in the event the Company's business needs require less of the Executive's time to achieve its business objectives, the Company with written notice to the Executive, may change the Executive's Employment Category from Full-time to Part-time status defined as an employee who works on a regular basis less than 40 hours per workweek.  In the event the Executive's Employment Category changes to Part-time status, the Executive and Company agree that; (a) Change In Employment Category to Part-time status will not be considered  a "termination" as defined in Section 5.03 (Termination for Good Reason or Without Cause) or Section 5.04 (Termination As a Result of Change of Control); (b) the Executive's Base Salary rate will be reduced in proportion to the number of hours worked; (c) the Executive will participate in benefits as defined in Section 4.04 except that certain benefits may be prorated based on the number of hours worked.

If the Executive is terminated at a date after a change in Employment Category to Part-time status, as defined in this Section 3.03, for any reason defined in Section 5.02 or Section 5.03, the Executive, (or in the case of  Termination Due to Death or Disability as defined in Section 5.02, the Executive's estate or legal representative), would be entitled to receive solely; (i) the Base Salary through the Date of Termination; and (ii) the bonus (if any) that would have been payable to the Executive for the year of termination as determined by the Compensation Committee of the Board of Directors in accordance with the annual bonus plan as set forth in Section 4.02.  In addition, promptly following any such termination, the Executive shall also be reimbursed all Reimbursable Expenses incurred by the Executive prior to such termination."

4.

Section 4.01 is replaced in its entirety with the following:

"Base Salary.  The Executive's base salary will be $400,000 per annum (the "Base Salary").  The Base Salary will be payable bi-monthly on the 15th and last working day of each month.  The Compensation Committee of the Board of Directors of the Company shall review with the Executive his job performance and compensation annually, and commencing with calendar year 2007 if deemed appropriate by the Compensation Committee of the Board of Directors of the Company in its sole discretion, the Executive's Base Salary may be increased.    The Base Salary may be decreased in accordance with Section 3.03, and upon such decrease, the reduced Base Salary shall be considered the Executive's Base Salary for all purposes herein."

5.

Section 4.03 is deleted in its entirety all subsequent sections are renumbered accordingly.

All other provisions of the Agreement remain unchanged.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

Quanta Capital Holdings Ltd.

/s/ Peter D. Johnson
By:	Peter D. Johnson
President and Chief Executive Officer

/s/ James J. Ritchie
James J. Ritchie